Exhibit 10.27

OFFICE SHARING AGREEMENT

This Office Sharing Agreement (“Agreement”) is entered into as of November 30, 2006 by and between Sherborne Investors Management LP (“Sherborne”) and Ampex Corporation (“Ampex”) in connection with the use and occupancy by Sherborne and its affiliates of the premises covered by the lease dated August 14, 1997 between TRST New York, inc., LAFP New York Inc. and The Alaska Permanent Fund, collectively, as Landlord, and Ampex, as Tenant (the “Lease”). All terms used and not defined herein shall have the respective meanings given to them in the Lease.

WHEREAS, pursuant to Sections 15.1 and 15.3(B) of the Lease, Ampex may permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any entity that controls or is controlled by Ampex or is under common control with Ampex, provided that Ampex has notified the Landlord before any such transaction is consummated; and

WHEREAS, Sherborne and its affiliates may be deemed to be under common control with Ampex, and Ampex has previously notified Landlord that certain affiliates of Sherborne would be occupying and using the Premises, and such affiliates have continuously occupied and used the premises, as permitted under the Lease, since 1997; and

WHEREAS, Sherborne has recently notified Ampex that Sherborne and its affiliates intend to use and occupy the Premises on a more active basis than in the past;

NOW, THEREFORE, in consideration of the anticipated increase in the use and occupancy of the Premises by Sherborne and its affiliates, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each of Ampex and Sherborne hereby agrees as follows:

1.	Continued Occupancy by Sherborne; Expenses Borne by Ampex. Sherborne and its affiliates may continue to use and occupy the Premises with Ampex, and Ampex shall remain as the Tenant under the Lease. Accordingly, Ampex shall continue to pay all office rent, taxes, and other charges due under the Lease and all other charges relating to the use and occupancy of the Premises, including but not limited to cleaning, maintenance, utilities and equipment rental (collectively, “Office Expenses”), and all salaries and related expenses of all Ampex personnel located at the Premises (“Salary Expenses”).

2.	Reimbursement by Sherborne. As consideration for the increased use and occupancy of the Premises by Sherborne and its affiliates, Sherborne shall pay to Ampex twenty-one thousand dollars ($21,000) per month during the period beginning on December 1, 2006 and ending on the earlier of (i) the expiration of the Lease or (ii) thirty (30) days after Sherborne first notifies Ampex that it plans to discontinue its increased use and occupancy of the Premises. In addition,

Sherborne shall reimburse Ampex for that portion of the Salary Expenses that may be allocated to any non-executive Ampex employee who devotes a significant percentage of his or her working hours to Sherborne matters.

3.	Renewal Term. (a) Not later than ten (10) months prior to the Fixed Expiration Date (i.e., one (1) month prior to the date Ampex is required to notify Landlord of Ampex’s exercise of its option to extend the Term of the Lease for the Renewal Term), Sherborne shall notify Ampex in writing as to whether Sherborne intends to continue to use and occupy the Premises during the Renewal Term. In the event that Ampex intends to exercise its option to extend the Term of the Lease for the Renewal Term, then Ampex shall permit Sherborne and its affiliates to continue to use and occupy the Premises with Ampex during the Renewal Term; provided that: (i) Sherborne shall continue to use and occupy the Premises with Ampex for the duration of the Renewal Term; (ii) Ampex and Sherborne shall negotiate a reasonable adjustment to the reimbursement amounts payable by Sherborne pursuant to paragraph 2 above for such shared use and occupancy, which adjustment shall be proportionate to any change in the rent payable by Ampex and the portion of the Premises to be occupied by Sherborne during the Renewal Term; and (iii) if Ampex and Sherborne are unable to agree on such adjustment, this Agreement shall terminate effective on the Fixed Expiration Date.

(b) In the event that Ampex does not intend to renew the Lease or continue to occupy the Premises following the Fixed Expiration Date of the Lease, then, not later than ten (10) months prior to the Fixed Expiration Date (i.e., one (1) month prior to the date Ampex would have been required to notify Landlord of Ampex’s exercise of its option to extend the Term of the Lease for the Renewal Term), Ampex shall: (i) so notify Sherborne in writing; and (ii) offer to Sherborne the opportunity to negotiate with the Landlord for Sherborne’s renewal of the Lease, all in accordance with and subject to the other terms and conditions set forth in the Lease.

4.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. Each of Ampex and Sherborne hereby agrees to do such further acts and things, and to execute and deliver such additional agreements, conveyances, assignments and instruments, as the other party may reasonably request in connection with the performance of this Agreement or in order to better assure and confirm such party’s rights and remedies hereunder.

In witness whereof, each of Ampex and Sherborne has duly executed this Agreement as of the date first written above.

SHERBORNE INVESTORS MANAGEMENT LP, By its General Partner, Sherborne Investors Management GP, LLC

By:	/s/ Edward J. Bramson
Name:	Edward J. Bramson
Title:	Managing Member

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Name:	Joel D. Talcott
Title:	Vice President